EXHIBIT 99.1

American Electric Technologies Reports Third Quarter Results

HOUSTON, Nov. 14, 2007 (PRIME NEWSWIRE) -- American Electric Technologies, Inc. (Nasdaq:AETI), the premium supplier of custom-designed power delivery solutions for the traditional and alternative energy industries, announced the following results for the nine months and quarters ended September 30, 2007 and 2006. The earnings report adds the contribution from our merger partner American Access Technologies, Inc. for the period May 15, 2007 (date of merger) to September 30, 2007 only.

The Company reported total sales for the third quarter of 2007 of $13.117 million, an increase of 31.4% over the third quarter of 2006. Total sales for the nine months ended September 30, 2007 were $39.192 million, an increase of 14.0% over the nine months ended September 30, 2006.

The net income for the third quarter of 2007 was $309,414, or basic and diluted earnings per share (EPS) of $0.04, compared with net income of $481,010, or basic and diluted EPS of $0.08, in the third quarter of 2006. The Company reported net income of $1.734 million, or basic and diluted EPS of $0.25 for the nine months ended September 30, 2007 compared with net income of $1.860 million, or basic and diluted EPS of $0.31 for the nine months ended September 30, 2006.

"We are pleased with revenue growth the company experienced in the third quarter. Clearly, the merger with American Access Technologies (approved in the second quarter of 2007) has proven to be a strategically sound business decision," said Arthur Dauber, AETI chairman, president and CEO. "We are working hard toward continuing to develop our synergies for the ultimate objective of penetration of our designated markets."

The Technical Products and Services division generated $21.1 million, representing approximately 54% of the Company's sales in the first nine months of 2007, compared with sales of $25.4 million over the same period in 2006, while the Electrical & Instrumentation Construction operations generated sales of $14.6 million for the first nine months of 2007, an increase of approximately 63%, over the same period in 2006.

For this nine and three month period ended September 30, 2007, the results of operations reported for the Company include a full nine months and three months, respectively, of operations for M&I Electric Industries, Inc. and four and one-half months of operations for American Access Technologies, Inc. (May 15, 2007 through September 30, 2007). Detailed information on financial results for the quarter and nine months ended September 30, 2007 is included in the Company's Quarterly Report on Form 10-QSB, which has been filed with the Securities and Exchange Commission (SEC).

AETI's SEC filings, news and product/service information are available at www.aeti.com.

American Electric Technologies, Inc. (Nasdaq:AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and alternative energy industries. AETI offers M&I Electric power distribution and control solutions, field service and testing services, and E&I construction services, as well as American Access zone enclosures, and Omega Metals custom fabrication services. AETI is headquartered in Houston and has global sales, support and manufacturing operations in Keystone Heights, FL, Beaumont, TX, Bay St. Louis, MS., Singapore and Xian, China. For more information about AETI, visit www.aeti.com.

Forward-Looking Statements

Except for the historical and present factual information contained herein, the matters set forth in this document, including statements regarding our expected business objectives for the balance of 2007 and other statements identified by words such as "expects," "should," "offers," "believes," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There are many risks, uncertainties and other factors that can prevent the achievement of our goals or cause results to differ from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for products and services from external factors including general economic conditions or changes in the oil and gas and other industries in which the Company operates; delays in the award of new projects; the termination or reduction of existing projects due to changes in the financial condition or business strategies of the Company's customers; dependence on key personnel and hiring and retaining professional staff and key personnel; fluctuations in quarterly results from a variety of internal and external factors including changes in the estimates with respect to the completion of fixed-price contracts; and, competition in the marketplace especially from competitors with greater financial resources and financing capabilities. These and other risks which may impact management's expectations are described in greater detail in the proxy statement previously filed by American Access Technologies, Inc. with the Securities and Exchange Commission in connection with the merger and other reports as may be filed by Company. The Company undertakes no obligation to publicly release the result of any revisions to such forward-looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:  American Electric Technologies, Inc.
          Media Contacts:
          Lena Clark
            713-869-0707
            lclark@wardcc.com
          Shelley Eastland
            713-869-0707
            seastland@wardcc.com
          Investor Contacts:
          John Untereker
            713-644-8182
            juntereker@aeti.com
          Joe McGuire
            904-228-2603
            jmcguire@aeti.com